INVESTMENT MANAGEMENT

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Exhibit (d)(5)(iii)

May 1, 2025

Voya Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement to the Expense Limitation Agreement (“ELA”) between Voya Investments, LLC (“VIL”) and Voya Variable Portfolios, Inc. (“VVPI”), on behalf of Voya Global High Dividend Low Volatility Portfolio, Voya International Index Portfolio, and Voya U.S. Bond Index Portfolio (collectively, the “Portfolios”), intending to be legally bound hereby, VIL, the investment manager to the Portfolios, agrees that, from May 1, 2025, through May 1, 2026, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Limit
	(as a percentage of average net assets)
		Share Classes
	Adviser	I	S	S2
Voya Global High Dividend Low	1.10%	0.60%	0.85%	1.00%
Volatility Portfolio
Voya International Index Portfolio	0.95%	0.45%	0.70%	0.85%
Voya U.S. Bond Index Portfolio	0.86%	0.36%	0.61%	0.76%

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2025, through May 1, 2026. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply. VIL acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and

(2)it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future. This letter agreement shall terminate upon termination of the ELA.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2025

Notwithstanding the forgoing, termination or modification of this letter requires approval by the Board of Directors of VVPI.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Variable Portfolios, Inc.

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President, Duly Authorized